Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of June 26, 2023, by and between STUBHUB HOLDINGS, INC., a Delaware corporation (the “Company”), and CONNIE JAMES (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to engage the Executive as Chief Financial Officer on the terms and conditions set forth in this Agreement and the Executive desires to be so engaged; and

WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Position, Duties and Location.

(a) During the Executive’s service to the Company, the Executive will serve as Chief Financial Officer of the Company with the responsibilities, duties and authority that are consistent with such position at a company similar in size and nature to the Company, as assigned from time to time by the Company’s Chief Executive Officer. The Executive, in carrying out the Executive’s responsibilities, duties and authority under this Agreement, will report directly to the Company’s Chief Executive Officer or the Company’s President.

(b) The Executive will devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company.

(c) During the Term (as defined below) until the second anniversary of the Start Date (as defined below), the Executive will be expected to spend at least three (3) days per normal week in either the New York City, NY or Los Angeles, CA office on a regular basis subject to important personal and professional matters. Thereafter, the parties will in good faith discuss a schedule that is mutually agreeable to the parties, it being understood and agreed that the Executive will be required to travel to other locations, as determined by the Chief Executive Officer from time to time on Company business during the Term.

2. Term. The Executive’s employment with the Company under this Agreement will commence no later than August 28, 2023 (the date the Executive’s employment with the Company commences, the “Start Date”) and will continue until terminated by either party in accordance with the terms of this Agreement (such period, the “Term”). If the Executive’s employment does not commence on or before the Start Date, this Agreement will be terminated and of no further force or effect. As a condition to the effectiveness of this Agreement, the Executive agrees to enter into the (a) Confidential Information and Invention Assignment Agreement and (b) Mutual Arbitration Agreement (such agreements, along with any other agreement containing similar covenants, the “Covenant Agreements”), substantially in the forms attached hereto as Exhibits A and B, respectively.

3. Compensation and Benefits.

(a) Base Salary. The Executive’s annual base salary will be at least $1,000,000 (the “Base Salary”). The Base Salary may be increased but shall not be subject to decrease, and will be subject to applicable tax withholdings and any required deductions and will be payable in equal installments in accordance with the Company’s regularly scheduled payroll practice.

(b) Annual Bonus. For each calendar year ending during the Term and subject to the Executive’s continued employment through the last day of the applicable calendar year, the Company will pay the Executive a guaranteed annual bonus of at least $750,000 (the “Annual Bonus”); provided that the Annual Bonus for the 2023 calendar year will be pro-rated based on the number of calendar days the Executive is employed by the Company from the Start Date through December 31, 2023. The Annual Bonus will be paid at the time bonuses are paid by January 15 following the calendar year to which the Annual Bonus relates.

(c) Employee Benefits. During the Executive’s employment with the Company, the Executive will be eligible to participate in each employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of all its employees generally, including the same medical and health-care insurance plan coverage provided to executives of the Company generally. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time without violation of this Agreement.

(d) Equity Awards.

(i) Promptly after the Start Date, the Company will grant the Executive 80,000 restricted stock units (the “RSUs”). Subject to the Executive’s continued employment with the Company, except as otherwise provided below and/or in the applicable grant agreement(s), and the Executive’s material compliance with the Covenant Agreements, in either case, through the relevant vesting date, 25% of the RSUs will provisionally time vest on the first anniversary of the Start Date, with the balance provisionally time vesting in ratable quarterly installments over the following three (3) years (for a total vesting period of approximately four (4) years), and with any provisionally time vested RSUs vesting in full upon a liquidity event that occurs within seven (7) years from the grant date. The RSUs will be subject to the terms and conditions contained in the grant agreements prepared by the Company, substantially in the form attached hereto as Exhibit C.

(ii) Promptly after the Start Date, the Company will grant the Executive 25,000 restricted stock units (the “IPO/DL Bonus”). 12,500 restricted stock units of the IPO/DL Bonus will vest upon the occurrence of a Listing Event (as defined below) during the Term, and the remaining 12,500 restricted stock units of the IPO/DL Bonus will vest in ratable quarterly installments over the two (2) year period following the occurrence of a Listing Event during the Term, subject in each case, to the Executive’s continued employment with the Company, except as otherwise provided below and/or in the applicable grant agreement(s). The DL/IPO Bonus will be subject to the terms and conditions contained in the grant agreement(s) prepared by the Company substantially in the form attached hereto as Exhibit D. For purposes of this Agreement, a “Listing Event” means the consummation of any transaction pursuant to which the securities of the Company or its successor come to be listed or quoted on a national securities exchange during the Term.

(iii) Promptly after the Start Date, the Company will grant the Executive 4,438 restricted stock units (the “2023 Bonus RSUs”). Subject to the Executive’s continued employment with the Company, except as otherwise provided below and/or in the applicable grant agreement(s), and the Executive’s material compliance with the Covenant Agreements, in either case, through the relevant vesting date, 100% of the 2023 Bonus RSUs will provisionally time vest on the first anniversary of the Start Date. The RSUs will be subject to the terms and conditions contained in the grant agreements prepared by the Company, substantially in the form attached hereto as Exhibit E.

(e) Business Expenses. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy. For the avoidance of doubt, the Company will reimburse the Executive for business class airfare, airport ground transportation charges, and reasonable hotel or Airbnb expenses, in each case, related to the Executive’s travel for Company business.

(f) Legal Fees. Within fifteen (15) days of the execution of this Agreement, the Company shall reimburse legal fees incurred by the Executive up to $20,000 on account of the reasonable legal fees actually incurred by Executive in connection with review and negotiation of this Agreement.

4. At-Will Employment. The Executive’s employment with the Company will be “at will” and the Executive’s employment will not be for any specified period of time and can be terminated by the Executive or the Company at any time; provided that the Executive agrees to provide the Company with no less than thirty (30) days written notice of any voluntary termination without Good Reason (as defined below), in which case the Company may, in its discretion, shorten such thirty (30) day period and have the Executive’s termination of employment be effective as of an earlier date. The “at-will” nature of the Executive’s employment will remain unchanged during the Executive’s employment as an employee and may not be modified, except by written consent between the Executive and the Company’s Chief Executive Officer. Upon any termination of employment, the Company will provide the Executive with (A) the Executive’s Base Salary through the Executive’s termination date, (B) reimbursement in accordance with applicable Company policy of business expenses incurred before the Executive’s termination date, (C) retirement and medical and life insurance benefits to which the Executive is entitled under the terms of the applicable arrangement, and (D) any unpaid Annual Bonus from a prior fiscal year (A) through (D), the “Accrued Obligations”).

(a) Termination by the Company. The Company may terminate the Executive’s employment at any time and for any reason. If the Company terminates the Executive’s employment for any reason other than due to Disability or for Cause or if the Executive terminates for Good Reason, subject to the Executive’s execution, within fifty (50) days after the Executive’s termination date, and non-revocation of a general release of claims in a form provided by the Company which shall not contain any mitigation, offset or restrictive covenants which are longer or more onerous on Executive than those to which she is already subject (the “Release”) and the Executive’s continued compliance with the Covenant Agreements, the Company will provide the following additional benefits: (i) the Company will pay the Executive an aggregate amount equal to nine (9) months of the Executive’s Base Salary in equal ratable installments in accordance with the Company’s payroll practices during the nine (9) month period following the Executive’s termination date, (ii) an amount equal to the Annual Bonus multiplied by a fraction whose numerator is the number of calendar days the Executive was employed by the Company during the calendar year in which the date of termination occurs and whose denominator is 365, and, if such termination occurs before payment of the 2023 Annual Bonus, a lump sum equal to the 2023 Annual Bonus, both payable in a lump sum within sixty (60) days following the date of termination, (iii) provided Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums necessary to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the date of termination and ending on the earliest to occur of: (1) the 9-month anniversary of the date of termination; (2) the date Executive and Executive’s dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination and (iv) continued time-vesting in all equity awards in accordance with the applicable grant agreement. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the first installment of the Base Salary continuation will be made on the 60th day following the Executive’s termination date and will include all installments that would otherwise have been made before such date. Notwithstanding the foregoing, if, at the time of the termination of Executive’s employment, the Company has a severance plan or policy in place that would provide greater severance benefits to Executive, Executive shall instead be entitled to the severance benefits under such plan or policy.

(b) Definitions: The capitalized terms not otherwise defined in this Agreement have the following meanings:

(i) “Cause” means: (A) the Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (B) the Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (C) the Executive’s material violation of any contract or agreement with the Company (including this Agreement) or of any statutory duty owed to the Company; (D) the Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (E) the Executive’s gross misconduct or material violation of a material Company policy (including policies related to discrimination or harassment); provided, however, an event will not constitute Cause unless the Company provides the Executive with written notice of such event and the Executive has not cured, if such event is capable of being cured, such event within thirty (30) days of receiving such notice.

(ii) “Disability” means the Executive’s inability due to a mental or physical impairment to perform her duties in all material respects for sixty (60) consecutive days or 180 days in any 365-day period.

(iii) “Good Reason” means any of the following actions taken without the Executive’s consent: (A) any material reduction in the Executive’s authorities, duties or responsibilities as Chief Financial Officer or change in her reporting relationship in violation of Section 1(a); or (B) a material change to the geographic location at which Executive must provide the services; or (C) any material failure by the Company to comply with the compensation terms contained in this letter; provided, however, an event will not constitute Good Reason, and Good Reason with respect to circumstances constituting such event will be deemed irrevocably waived by the Executive, unless (I) the Executive provides the Company with written notice within sixty (60) days of the first occurrence of such event, (II) the Company fails to cure such event within thirty (30) days of such notice, and (III) the Executive terminates employment within ten (10) days of the expiration of such cure period.

5. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given (a) on the date of delivery, if delivered by hand; (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail; (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service; or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number or electronic mail address) shown in the books and records of the Company.

If to the Company:

StubHub Holdings, Inc.

888 Seventh Avenue, Suite 409

New York, New York 10106

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

6. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.

7. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

8. Governing Law; Arbitration. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company will be settled exclusively by arbitration, conducted before a single arbitrator in Wilmington, Delaware in accordance with the Arbitration Agreement attached hereto as Exhibit B. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator will determine which party is the prevailing party, and, in addition to any other relief to which the prevailing party in any arbitration hereunder may be entitled, unless the arbitrator will determine otherwise for reasons set forth in the arbitrator’s decision, the non-prevailing party will bear the costs of the arbitration, and the prevailing party will be entitled to recover from the non-prevailing party all of its reasonable attorneys’ fees and costs. The arbitration, any arbitration award, and any documents produced by another party in the proceeding not otherwise in the public domain, will be kept confidential and will not be disclosed except as required by law or to the extent necessary to enforce an award in legal proceedings.

9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company’s Chief Executive Officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth certain rights and obligations of the parties, but is not a guarantee of future employment. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company, oral or otherwise, with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement. This Agreement will inure to the benefit of and be binding upon and inure to the benefit of both parties and their respective heirs, estates, executors, successors and assigns.

10. Representations and Warranties. The Executive represents and warrants to the Company that (a) the Executive is not a party to or bound by any employment, noncompetition, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other person or entity that would materially affect the Executive’s performance under this Agreement; and (b) this Agreement constitutes a valid and legally binding obligation of the Executive and the Company, enforceable against the parties in accordance with its terms.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13. Tax Matters.

(a) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance.

(i) The intent of the parties is that, if, and to the extent, the Executive is subject to taxation under the United States Internal Revenue Code of 1986, as amended (the “Code”) and Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), payments and benefits under this Agreement are exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(ii) If the Executive is subject to taxation under the Code and Section 409A, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 13(b)(iii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STUBHUB HOLDINGS, INC.

By:	/s/ Eric H. Baker
Name:	Eric H. Baker
Title:	CEO

EXECUTIVE

/s/ Connie James
Connie James